Exhibit 10.1
MASTER CREDIT AGREEMENT

    THIS MASTER CREDIT AGREEMENT (this “Agreement”) is entered into as of February 12, 2024, by and among GROUP 1 REALTY, INC., a corporation organized under the laws of the State of Delaware (“G1 Realty”); AMR REAL ESTATE HOLDINGS, LLC, a limited liability company organized under the laws of the State of Delaware; GROUP 1 REALTY NE, LLC, a limited liability company organized under the laws of the Commonwealth of Massachusetts; G1R CLEAR LAKE, LLC, a limited liability company organized under the laws of the State of Texas; and LHM ATO, LLC, a limited liability company organized under the laws of the State of Utah (individually and collectively, “Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (“Bank”).

The effective date of this Agreement shall be the date that Bank has received this Agreement and other documents required by Bank in connection herewith, all in form and substance satisfactory to Bank and duly executed by all parties.

RECITALS

    Borrower has requested that Bank extend and/or continue credit to Borrower as described below, and Bank has agreed to provide such credit to Borrower on the terms and conditions contained herein.

    NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Borrower hereby agree as follows:

ARTICLE I
CREDIT TERMS

    SECTION 1.1    DEFINED TERMS. Certain capitalized terms used in this Agreement are defined in Exhibit A hereto, all terms of which are incorporated herein by this reference. Certain other capitalized terms used in this Agreement are defined within this Agreement.

    SECTION 1.2    TERM LOAN WITH DRAW PERIOD.

    (a)    Term Loan with Draw Period. Bank agrees, on the terms and conditions set forth in this Agreement and the Term Note, to make a term loans to the Borrower on a periodic basis during the Draw Period (the “Term Loan with Draw Period”) in the maximum principal amount of TWO HUNDRED FIFTY MILLION AND 00/100 DOLLARS ($250,000,000.00) (the “Aggregate Commitment”). Subject to all of the terms and conditions of this Agreement and the Term Note, during the Draw Period, Bank agrees from time to time at the request of Borrower to make advances (each, an “Advance” and collectively, the “Advances”) to Borrower in a maximum aggregate principal amount not to exceed the Maximum Aggregate Amount. Subject to all of the terms and conditions of this Agreement and the Term Note, during the Draw Period the Borrower may request Advances to borrow under this Section 1.2(a). Any principal amounts repaid cannot be reborrowed. Unless Bank otherwise determines in its sole and absolute discretion, the “Maximum Aggregate Amount” means 80% of the sum of the value of all of the Properties, calculated for each Property as the lesser of (i) Appraised Value or (ii) the cost of such Property but only to the extent such Property was acquired in the prior twelve (12) month period. As of the date hereof, the maximum aggregate principal amount available for borrowing is FORTY-EIGHT MILLION THREE HUNDRED NINETY-SIX THOUSAND and 00/100 DOLLARS ($48,396,000.00) (the “Initial Aggregate Amount”). Commencing as of the Draw Termination

Exhibit 10.1
Date, the principal balance of the Term Loan with Draw Period then outstanding shall be due and payable in accordance with the terms of the Term Note and this Agreement. The proceeds of the Term Loan with Draw Period shall be used for general corporate purposes, including, without limitation, the acquisition of Properties. From and after the Closing Date up to the Draw Termination Date, the Borrower shall have the option to include additional Properties as Collateral and increase the maximum aggregate principal amount available for borrowing from the Initial Aggregate Amount to the Aggregate Commitment, subject to the following:

        (i)    Any request for an increase to the Maximum Aggregate Amount from the Initial Aggregate Amount shall be made by delivering to Bank a written request in a form reasonably satisfactory to Bank. The request shall include, without limitation, (a) the amount of the requested increase up to the Maximum Aggregate Amount from the Initial Aggregate Amount, (b) the proposed Property to be added as Collateral, (c) the current use of the proposed Property, (d) the names of any tenants at the applicable Property, (e) the names of any lease guarantors that are guaranteeing the leases at the applicable Property, (f) copies of any leases and lease guarantees for the applicable Property, with the leases having a remaining term of not less than ten (10) years, and (g) any other information regarding the applicable Property as the Bank may reasonably request. Any such delivery may be made by facsimile or email delivered to the individuals designated by the Bank to receive such notice.

        (ii)    Upon receiving a request from the Borrower, the Bank shall determine, in its reasonable discretion, (a) if the proposed Property is acceptable, (b) if the lease and lease guarantees (if any) for the applicable Property are acceptable, (c) the due diligence to be required with respect to such Property, and (d) the amount and requirements of any fees and expenses to be borne by Borrower with respect to including such Property in the Collateral, including, without limitation, the fees and expenses for the initial Appraisal, and for a survey, environmental due diligence, legal, and title work.

        (iii)    The date for inclusion of each such Property and any increase to the Maximum Aggregate Amount as a result of adding a Property to the Collateral shall occur upon satisfaction of all conditions precedent set forth in Section 3 hereof.

    (b)    Term Loan with Draw Period Note. On the Closing Date, Borrower shall execute and deliver to Bank a promissory note (the “Term Note”), in the form of Exhibit 1.2.2 attached hereto and made a part hereof, which Term Note, in addition to the records of Bank, shall evidence the Term Loan with Draw Period and interest accruing thereon. The outstanding principal amount and all accrued interest under the Term Note shall be due and payable in accordance with the terms of the Term Note and this Agreement.

    (c)    Request for Borrowing; Funding Date. Any request for an Advance shall be made by Borrower delivering to Bank a written request for borrowing in a form reasonably satisfactory to Bank no later than 3:00 p.m. (eastern time) on the date of funding of the Advance. Any such delivery may be made by electronic mail delivered to the individuals designated by Bank to receive such requests. Contemporaneously with each written request for borrowing, Borrower shall deliver or cause to be delivered to Bank a certificate from Group 1 and G1 Realty in the form attached as Exhibit 1.2.3 hereto, signed by a principal financial officer of Group 1 and G1 Realty, as applicable, warranting that (a) no “Event of Default” as specified in the Loan Documents nor any event which, upon the giving of notice or lapse of time or both, would constitute such an Event of Default, has occurred, and (b) except as disclosed to Bank in writing, the representations and warranties contained in the Loan Documents are true and correct in all material respects (except to the extent relating to an earlier date, in which case

Exhibit 10.1
such representation and warranty shall be true and correct in all material respects as of such earlier date).

    (d)    Mortgages. On the Closing Date, each Borrower shall execute and deliver to Bank a Mortgage as to each property owned by such Borrower as set forth on Exhibit 1.2.4 attached hereto and made a part hereof (each property set forth on Exhibit 1.2.4, a “Property” and, collectively, the “Properties”). After the Closing Date, Exhibit 1.2.4 shall be amended from time to time to provide for (a) Advances being made hereunder and additional Properties being mortgaged as a result thereof, and (b) a Mortgage on a Property being released as provided in Section 1.5.2 hereof; provided, however, that the failure to update or amend Exhibit 1.2.4 shall not affect the validity or enforceability of the Loan or any Advance made hereunder, Bank’s interest in the Collateral, Bank’s rights under the Loan Documents and/or the Obligations of the Borrower or the Guarantors under the Loan Documents.

    (e)    Interest. Each Borrower agrees to pay interest in respect of all unpaid principal amounts of the Loan from the respective dates such principal amounts are advanced until paid (whether at stated maturity or acceleration or otherwise) in accordance with the Term Note.

    (f)    Repayment. The principal amount of the Term Loan with Draw Period shall be repaid in accordance with the provisions of the Term Note.

    (g)    Prepayment. Borrower may prepay principal on the Term Loan with Draw Period solely in accordance with the provisions of the Term Note.

    SECTION 1.3    INTEREST AND FEES.

(a)Interest. The outstanding principal balance of the Term Loan with Draw Period shall bear interest at the rate of interest set forth in the Term Note.

(b)Loan Fee. Borrower shall pay to Bank, on the date of any Advance, a non-refundable credit facility fee for the Term Loan with Draw Period equal to one-half of one percent (0.5%) of the principal amount of such Advance, which fee shall be due and payable in full upon the date of such Advance.

    SECTION 1.4    GUARANTIES. The payment and performance of the indebtedness and other obligations of Borrowers to Bank shall be guaranteed jointly and severally by Group 1 and, by each entity listed on Exhibit 1.4 which is a subsidiary of Group 1 and operates its business from a Property as evidenced by and subject to the terms of guaranties in form and substance satisfactory to Bank. After the Closing Date, Exhibit 1.4 shall be amended from time to time to provide for (a) Advances being made hereunder and additional Operating Company Guarantors being added as a result thereof, and (b) an Operating Company Guarantor being released as provided in Section 1.5.2 hereof; provided, however, that the failure to update or amend Exhibit 1.4 shall not affect the validity or enforceability of the Loan or any Advance made hereunder, Bank’s interest in the Collateral, Bank’s rights under the Loan Documents and/or the Obligations of the Borrower or the Guarantors under the Loan Documents. Notwithstanding anything to the contrary set forth herein, each Operating Company Guarantor’s obligations shall be limited to the principal balance advanced to a Borrower and secured by the Property from which such

Exhibit 10.1
Operating Company Guarantor conducts business, together with all interest, fees, costs and other amounts described in such Operating Company Guarantor’s Guaranty.

    SECTION 1.5    COLLATERAL. Borrower has granted or will grant Bank a security interest in the collateral described in the security instruments as are executed from time to time. The foregoing shall be evidenced by and subject to the terms of such security agreements, financing statements, deeds or mortgages, and other documents as Bank shall reasonably require, all in form and substance satisfactory to Bank and Borrower. Borrower shall permit any of Bank’s duly authorized employees or agents the right, at any reasonable time and from time to time, to conduct audits and examine the Collateral and to visit and inspect the Collateral and to examine and take abstracts from its books and records (if any) related to the Collateral, all at Bank’s expense; provided that, if an Event of Default (as hereinafter defined) beyond any applicable notice and/or cure period shall be in existence at the time such inspection is made, such audits and examinations will be at Borrower’s expense, and Borrower shall pay to Bank within ten (10) business days following receipt of an invoice therefor the full amount of all charges, costs and expenses (to include fees paid to third parties and out-of-pocket expenses of Bank personnel), expended or incurred by Bank in connection with the foregoing audit and examinations. Borrower also shall pay to Bank within ten (10) business days following receipt of an invoice therefor all filing and recording fees, costs of any appraisals and the title insurance in connection with the Collateral; provided, however, that Borrower shall not be responsible for any such costs and fees except as such costs and fees are incurred (a) in connection with the original closing of the Term Loan with Draw Period, (b) at the request of Borrower, (c) upon the mutual agreement of Borrower and Bank, (d) upon the occurrence and during the continuance of an Event of Default, or (e) as the result of a requirement by the regulations of the Federal Reserve Board or the Office of the Comptroller of the Currency, or any other regulatory agency.

    Releases of Individual Property. So long as no Default or Event of Default shall have occurred and be continuing under the Loan Documents, Bank agrees, upon the request of Borrower, to release a Property from the lien of the Mortgage securing the Term Loan with Draw Period upon the payment to Bank of the Required Release Amount (as hereinafter defined). During the Draw Period, the “Required Release Amount”, if any, means an amount equal to the aggregate outstanding principal balance of the Term Loan with Draw Period at such time, minus the Maximum Aggregate Amount immediately following the release of the applicable Property. Upon the expiration of the Draw Period and at all times thereafter, the “Required Release Amount” means an amount equal to the sum of (a) the aggregate outstanding principal balance of the Term Loan with Draw Period at such time, minus (b) an amount equal to the Loan to Value Ratio at such time multiplied by the lesser of the Appraised Value or cost of each of the Properties for which a release has not been requested or required as hereinafter provided, plus (c) all accrued interest and other expenses payable under the Loan Documents.

    Upon payment by Borrower of the Required Release Amount and release of the applicable Property from the lien of the Mortgage, any Guarantor (other than Group 1) that occupies and operates the applicable Property as a Tenant shall be released as a Guarantor and its Guaranty Agreement terminated; provided, however, that if such Guarantor occupies and operates more than one Property as a Tenant, such Guarantor shall be released from its Guaranty Agreement only as to the portion of the Loan allocated to the released Property. Notwithstanding anything to the contrary set forth herein, certain Properties listed on Exhibit 1.5.2 are designated as being affiliated with and/or useful to the operations of one or more other Properties listed on Exhibit 1.5.2 and any such Properties which are so designated as being so

Exhibit 10.1
affiliated/useful to the operations of another are referred to as an “Affiliated Property Group”. If Borrower shall request release of a Property from the lien of the Mortgage securing the Term Loan with Draw Period and such Property is included within an Affiliated Property Group, Bank reserves the right, within three (3) days of receipt of Borrower’s written request for release of such Property from the lien of the Mortgage, to require that the Required Release Amount be paid for each and/or any other Property included within such Affiliated Property Group and each such Property included within such Affiliated Property Group also shall be released upon payment of the Required Release Amount for such Property. At such time as the aggregate Appraised Values of the Dealership Properties comprise less than fifty percent (50%) of the aggregate Appraised Values of all of the then remaining Properties, Bank reserves the right at any time thereafter, upon thirty (30) days prior written notice, to require that the Required Release Amount be paid for each and/or any Property which is not a Dealership Property and each such Property which is not a Dealership Property also shall be released upon payment of the Required Release Amount for such Property.

    Substitution of Collateral.  So long as no Event of Default or event that, with the passage of time or the giving of notice, will result in an Event of Default, shall have occurred and be continuing under the Loan Documents, Bank agrees, upon the request of Borrower, to release a Property from the lien of the Mortgage (the “Released Property”) upon the Borrower simultaneously providing substitute collateral satisfactory to the Bank (the “Substitution Property”), and the satisfaction of the following conditions (each an “Approved Substitution”): (a) Borrower has given Bank no less than sixty (60) days prior written notice of such proposed substitution; (b) Borrower has satisfied all conditions set forth in Article III and Article IV hereof; (c) there shall be no Advance of loan proceeds in connection with such Approved Substitution; (d) there shall be no extension of the maturity date of the Loan or any change to any other terms of the Loan; and (e) the Substitution Property shall have equal or greater Appraised Value to the Released Property such that the Loan to Value Ratio following such Approved Substitution shall be equal to or less than the Loan to Value Ratio prior to such Approved Substitution.  Upon any Approved Substitution, the Substitution Property shall become a Property hereunder, and the Released Property shall be released as a Property hereunder, and the Bank shall execute such discharge documents as may be required to release the Released Property from the lien of the Mortgage. The Borrower shall not request an Approved Substitution less than ninety (90) days from the date of the most recent Approved Substitution, and in any event there shall be no more than five (5) Approved Substitutions during the term of the Loan.

    Each Property is listed on Exhibit 1.2.4 hereto. Exhibit 1.2.4 shall be amended from time to time to provide for a Mortgage on a Property being released as provided herein; provided, however, that the failure to update or amend Exhibit 1.2.4 shall not affect the validity or enforceability of the Loan or any Advance made hereunder, Bank’s interest in the Collateral, Bank’s rights under the Loan Documents and/or the Obligations of the Borrower or the Guarantors under the Loan Documents.

ARTICLE II
REPRESENTATIONS AND WARRANTIES

Exhibit 10.1
    Borrower makes the following representations and warranties to Bank, which representations and warranties shall survive the execution of this Agreement and shall continue in full force and effect until the full and final payment, and satisfaction and discharge, of all obligations of Borrower to Bank subject to this Agreement.

    SECTION 2.1    LEGAL STATUS. Each Borrower is (i) duly organized and existing and in good standing under the law stated at initial identification of Borrower above, and is qualified or licensed to do business (and is in good standing as a foreign company, if applicable) in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could reasonably be expected to result in a Material Adverse Effect; and (ii) has the power and authority to own its properties and assets and to carry on its business as now being conducted and as now contemplated.

    SECTION 2.2    AUTHORIZATION AND VALIDITY. This Agreement and each promissory note, contract, instrument and other document required hereby or at any time hereafter delivered to Bank in connection herewith (collectively, the “Loan Documents”) have been duly authorized, and upon their execution and delivery in accordance with the provisions hereof will constitute legal, valid and binding agreements and obligations of Borrower or the Affiliate which executes the same, enforceable in accordance with their respective terms.

    SECTION 2.3    NO VIOLATION. Borrower is in compliance with respect to any and all regulations, orders, writs, injunctions or decrees of any court or other governmental instrumentality applicable to the Borrower or the Property (as hereinafter defined), and the execution and delivery of the Loan Documents will not conflict with or result in the breach of any such contract, agreement or other instrument or any such regulation, order, writ, injunction or decree, expect in each case where the failure to so comply could not reasonably be expected to result in a Material Adverse Effect.

    SECTION 2.4    LITIGATION AND OTHER LEGAL PROCEEDINGS. There are no pending, or to the best of Borrower’s knowledge, threatened, actions, claims, investigations, suits or proceedings by or before any governmental authority, arbitrator, court or administrative agency which could reasonably be expected to result in a Material Adverse Effect.

    SECTION 2.5    CORRECTNESS OF FINANCIAL STATEMENTS. All balance sheets, statements of profit and loss and other financial data which have been furnished by Group 1 to Bank fairly present, in all material respects, the financial condition of Group 1 as of the dates stated therein and the results of its operations for the periods for which the same are furnished.

    SECTION 2.6    NO SUBORDINATION. There is no agreement, indenture, contract or instrument to which Borrower is a party or by which Borrower may be bound that requires the subordination in right of payment of any of Borrower’s obligations subject to this Agreement to any other obligation of Borrower.

Exhibit 10.1
    SECTION 2.7    PERMITS, FRANCHISES. Borrower possesses, and will hereafter possess, all permits, consents, approvals, franchises and licenses required and rights to all trademarks, trade names, patents, and fictitious names, if any, necessary to enable it to conduct the business in which it is now engaged in compliance with applicable law, including (without limitation) all dealer licensing and insurance licensing applicable to its business and all consumer protection disclosures and other laws regarding the sale and lease of its inventory, if any, to consumers, expect in each case where the failure to so comply could not reasonably be expected to result in a Material Adverse Effect.

    SECTION 2.8    ERISA. Borrower is in compliance with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended or recodified from time to time (“ERISA”); Borrower has not violated any provision of any defined employee pension benefit plan (as defined in ERISA) maintained or contributed to by Borrower (each, a “Plan”); no Reportable Event as defined in ERISA has occurred and is continuing with respect to any Plan initiated by Borrower; Borrower has met its minimum funding requirements under ERISA with respect to each Plan; and each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under Accepted Accounting Basis, expect in each case where the failure to so comply could not reasonably be expected to result in a Material Adverse Effect.

    SECTION 2.9 OTHER OBLIGATIONS. Borrower is not in default, beyond any applicable notice and cure period, on any Material Debt.

    SECTION 2.10 REAL PROPERTY COLLATERAL. Except as disclosed by Borrower to Bank in writing prior to the date hereof, with respect to the Property securing the obligations hereunder:

    (a)    All material taxes, material governmental assessments, material insurance premiums, and material water, sewer and municipal charges, and material rents (if any) which previously became due and owing in respect thereof have been paid as of the date hereof.

    (b)    There are no mechanics’ or similar liens or claims which have been filed for work, labor, or material, which affect all or any interest in the Property in any material respect, and which are or may be prior to or equal to the lien thereon in favor of Bank, that are overdue by more than sixty (60) days, unless such liens or claims are being contested in good faith by appropriate proceedings and in respect of which, if applicable, the Borrower or its applicable subsidiary shall have set aside on its books reserves in accordance with GAAP.

    (c)    None of the improvements which were included for purpose of determining the appraised value of the Property lies outside of the boundaries and/or building restriction lines thereof, and no improvements on adjoining properties materially encroach upon the Property.

    (d)    The Property and the current and proposed use of the improvements thereon are in compliance in material respects with all laws, ordinances, regulations and judgments regarding the use of the Property as an automobile dealership and regarding the uses of the current tenants occupying any portion of said Property; the Property is occupied in compliance with all applicable building and use restrictions of record.

Exhibit 10.1
    (e)    All utilities, including but not limited to gas, water, storm sewer, septic, electric and telephone, are available in sufficient quantities and size to accommodate the successful operation of the Property in all material respects.

    (f)    The improvements that have been constructed upon the Property are not currently and materially damaged or destroyed to any extent by fire or any other casualty whatsoever.

    (g)    No eminent domain proceedings affecting the Property have been instituted or threatened by any authority having the power of eminent domain; and there has been no material change in the occupancy or ownership of the Property subsequent to the Borrower’s application to Bank for the Term Loan with Draw Period which has not been disclosed to the Bank.

    (h)    Hazardous Materials; Compliance with Environmental Laws. Except for matters that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

        (1)    Except for the use, storage and maintenance of Hazardous Materials (as hereinafter defined) in the ordinary course of business of Borrowers or any tenant of a Property which does not constitute a violation of any Hazardous Materials Laws (as hereinafter defined), no Property is or has been a site for the use, generation, manufacture, storage, treatment, disposal, release or threatened release, transportation or presence of any substances which are “hazardous substances,” “hazardous wastes,” “hazardous materials” or “toxic substances” under the Hazardous Materials Laws and/or other applicable environmental laws, ordinances and regulations (collectively, the “Hazardous Materials”).

        (2)    Each Property is in compliance with all laws, ordinances and regulations relating to Hazardous Materials (collectively, the “Hazardous Materials Laws”), including without limitation, the Clean Air Act, the Federal Water Pollution Control Act, the Federal Resource Conservation and Recovery Act of 1976, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Toxic Substances Control Act and the Occupational Safety and Health Act, as any of the same may be amended, modified or supplemented from time to time, and any other applicable federal, state or local environmental laws, and any rules or regulations adopted pursuant to any of the foregoing.

        (3)    There are no claims or actions pending or threatened against any Borrower or any Property by any governmental entity or agency, or any other person or entity, relating to any Hazardous Materials or pursuant to any Hazardous Materials Laws.

    SECTION 2.11 SANCTIONS AND ANTI-MONEY LAUNDERING AND ANTI-CORRUPTION LAWS. At any time throughout the term of this Agreement: (a) no member of the Borrowing Group is a Sanctioned Target; (b) no member of the Borrowing Group is owned or controlled by, or is or has been acting or purporting to act for or on behalf of, directly or indirectly, a Sanctioned Target; (c) each member of the Borrowing Group has instituted, maintains and complies with policies, procedures and controls reasonably designed to assure compliance with Sanctions, Anti-Money Laundering Laws, and Anti-Corruption Laws; and (d) to

Exhibit 10.1
the best of Borrower’s knowledge, after due care and inquiry, no member of the Borrowing Group is under investigation for an alleged violation of Sanctions, Anti-Money Laundering Laws or Anti-Corruption Laws by a governmental authority that enforces such laws. Borrower shall notify Bank in writing not more than one (1) business day after first becoming aware of any breach of this section.

    SECTION 2.12 MARGIN STOCK. Neither Borrower nor any Guarantor owns any Margin Stock or engages principally, as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.

ARTICLE III
CONDITIONS TO INITIAL EXTENSION OF CREDIT

    The obligation of Bank to extend any credit contemplated by this Agreement is subject to the fulfillment to Bank’s satisfaction of all of the following conditions:

    SECTION 3.1    APPROVAL OF BANK COUNSEL. All legal matters incidental to the extension of credit by Bank shall be reasonably satisfactory to Bank’s counsel.

    SECTION 3.2    DOCUMENTATION. Bank shall have received, in form and substance reasonably satisfactory to Bank, each of the documents Borrower is obligated to provide under this Agreement.

    SECTION 3.3    FINANCIAL CONDITION. There shall have been no Material Adverse Effect since the date of the Borrower’s most recently delivered audited financial statements.

    SECTION 3.4    INSURANCE. Borrower shall have delivered to Bank evidence of insurance coverage on the Property, in form, substance, amounts, covering risks and issued by companies satisfactory to Bank, and where required by Bank, with loss payable endorsements in favor of Bank, including without limitation, policies of fire and extended coverage insurance covering the Property, with replacement cost and mortgagee loss payable endorsements, and such policies of insurance against specific hazards affecting the Property, including terrorism, as may be required by governmental regulation or Bank.

    SECTION 3.5    APPRAISALS. Bank shall have obtained, at Borrower’s cost, an appraisal of the Property, and all improvements thereon, issued by an appraiser acceptable to Bank and in form, substance and reflecting values satisfactory to Bank, in its reasonable discretion.

    SECTION 3.6    TITLE INSURANCE. Bank shall have received an ALTA Policy of Title Insurance, with such endorsements as Bank may reasonably require, issued by a company and in form and substance reasonably satisfactory to Bank, in an amount equal to the principal amount of each Term Loan with Draw Period, insuring Bank’s first priority lien on the Property, subject only to such exceptions as Bank shall approve in its reasonable discretion, with all costs thereof to be paid by Borrower.

Exhibit 10.1
    SECTION 3.7    GOVERNING DOCUMENTS. Bank shall have received (a) a good standing certificate, and (b) certified copies of the articles or certificate of incorporation and by-laws (in the case of a corporation) or the articles of organization or formation and operating agreement (in the case of a limited liability company) of Borrower and each Guarantor and of all corporate, limited liability company, or other authority for Borrower and each Guarantor with respect to the execution, delivery and performance of the Loan Documents and each other document to be delivered by Borrower and each Guarantor from time to time in connection herewith (and Bank may conclusively rely on such documents until it receives notice in writing from Borrower or each Guarantor to the contrary).

    SECTION 3.8    INCUMBENCY CERTIFICATES AND RESOLUTIONS. Bank shall have received incumbency certificate and certified resolutions of the board of directors (or other appropriate governing body) of Borrower and each Guarantor, signed by the Secretary or another authorized officer of Borrower or each Guarantor, as the case may be, authorizing the execution, delivery and performance of the Loan Documents.

    SECTION 3.9    LEGAL OPINIONS. Bank shall have received the legal opinions of Borrower’s and Guarantor’s legal counsel, each addressed to Bank with respect to general corporate and limited liability company matters and such other matters consistent with customary practice and with respect to perfection as to the Term Loan with Draw Period and the Collateral, in a form reasonably acceptable to the Bank and its counsel.

    SECTION 3.10    PROPERTY SEARCHES. Bank shall have received surveys, evidence of zoning compliance and such other searches and due diligence as the Bank shall reasonably require regarding the Property.

SECTION 3.11    ADDITIONAL SEARCHES. Bank shall have received UCC searches and other lien searches showing no existing security interests in or liens on the applicable Collateral other than Permitted Liens.

SECTION 3.12    FLOOD AND ENVIRONMENTAL REVIEW. Bank shall have received and reviewed to its satisfaction: (a) a standard flood hazard determination form for the Property; and (b) environmental due diligence, including, without limitation, a Phase I environmental site assessment, a Phase II report, if required, and such other reports, assessments, or evidence of environmental remediation, as the Bank may reasonably require, with all costs thereof to be paid by Borrower.

SECTION 3.13    SATISFACTION OF REGULATORY AND COMPLIANCE REQUIREMENTS. In addition to any requirements set forth herein, and notwithstanding Borrower’s execution or delivery of this Agreement or any other Loan Document, all regulatory and compliance requirements, standards and processes shall be completed to the satisfaction of Bank in its reasonable discretion.

    SECTION 3.14    AGREEMENTS WITH OPERATING COMPANIES. Bank shall have received, in form and substance reasonably satisfactory to Bank, an Estoppel Certificate and Agreement from each of the Operating Companies in favor of Bank, whereby the Operating Companies guarantee the payment of rent on the Properties as well as guarantying its respective portion of the Loan.

    SECTION 3.15    OTHER DOCUMENTS. Bank shall have received such additional documents as Bank or its counsel may reasonably request.

Exhibit 10.1
ARTICLE IV
CONDITIONS OF EACH EXTENSION OF CREDIT

    The obligation of Bank to make each and every extension of credit requested by Borrowers hereunder shall always be subject to the fulfillment to Bank’s satisfaction of each of the following conditions:

    SECTION 4.1    COMPLIANCE.    The representations and warranties contained herein and in each of the other Loan Documents shall be true in all material respects on and as of the date of the signing of this Agreement and on the date of each Advance and/or other extension of credit by Bank pursuant hereto, with the same effect as though such representations and warranties had been made on and as of each such date, and on each such date, no Event of Default as defined herein, and no condition, event or act which with the giving of notice or the passage of time or both would constitute such an Event of Default, shall have occurred and be continuing or shall exist.

    SECTION 4.2    ADDITIONAL DOCUMENTATION.    Bank shall have received all additional documents which may be required in connection with such extension of credit.

ARTICLE V
AFFIRMATIVE COVENANTS

    Borrower covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower shall, unless Bank otherwise consents in writing:

    SECTION 5.1    PUNCTUAL PAYMENTS. Punctually pay all principal, interest, fees or other liabilities due under any of the Loan Documents at the times and place and in the manner specified therein, and promptly upon demand by Bank, the amount by which the outstanding principal balance of any credit subject hereto at any time exceeds any limitation on borrowings applicable thereto.

    SECTION 5.2    ACCOUNTING RECORDS. Borrower will keep proper books and records of the operations of the Borrower’s business. During the occurrence of an Event of Default beyond any applicable notice and cure period, Borrower will permit Bank, at Borrower’s expense, to inspect and make copies of the books and records of Borrower’s business, if any, (and, upon request of Bank, Affiliates of Borrower) at all reasonable times and from time to time.

    SECTION 5.3    FINANCIAL STATEMENTS. Provide to Bank, and cause Guarantor to provide to Bank, all of the following, in form and detail satisfactory to Bank:

Exhibit 10.1
    5.3.1    Financial Statements When Bank is Lender Under the Revolving Credit Facility. For so long as Bank is a lender under the Revolving Credit Facility, Group 1 shall provide to Bank (contemporaneously with delivery to the agent and the lenders under the Revolving Credit Facility) copies of all financial reports, financial statements, officer’s certificates and other financial information required to be furnished to the agent and the lenders under such Revolving Credit Facility; provided, however, that, for so long as Bank is a lender under the Revolving Credit Facility, Bank shall receive such information, reports and certificates directly from the agent under the Revolving Credit Facility.

    5.3.2    Financial Statements When Bank Not a Lender Under the Revolving Credit Facility. If Bank, at any time, ceases to be a lender under the Revolving Credit Facility, Group 1 shall provide to Bank copies of all financial reports, financial statements, officer’s certificates and other financial information at such time and in such form as required to be furnished to the agent and the lenders under the Revolving Credit Facility as such Revolving Credit Facility existed as of the date hereof.

    5.3.3    Non-Default Certificate. Contemporaneously with the annual audit reports of Group 1 required under the Revolving Credit Facility, a Non-Default Certificate of the Chief Financial Officer or Treasurer of Group 1 in the form attached hereto as Exhibit 1.2.3, that there exists no Event of Default nor any condition, act or event which with the giving of notice or the passage of time or both would constitute an Event of Default.

    5.3.4    Other Financial Information. Such other information regarding the operation, business affairs, and financial condition of Borrower and Guarantor which Bank may reasonably request.

SECTION 5.4    FINANCIAL CONDITION. Maintain Borrower’s financial condition, and cause Guarantor to maintain Guarantor’s financial condition, as follows:

(a)    Bank as Lender Under the Revolving Credit Facility. For so long as Bank is a lender under the Revolving Credit Facility, Group 1 shall at all times comply with the financial covenants as defined and as set forth in the Revolving Credit Facility.

    (b)    Bank Not a Lender Under the Revolving Credit Facility. If Bank, at any time, ceases to be a lender under the Revolving Credit Facility, Group 1 shall at all times comply with those financial covenants as defined and as set forth in the Revolving Credit Facility as such Revolving Credit Facility existed as of the date hereof.

    SECTION 5.5    BUSINESS CONTINUITY. Conduct its business in substantially the same manner as such business is now conducted. If the Borrower changes the location of any Property, or its chief corporate office, then Borrower shall promptly notify the Bank in writing of such change.

    SECTION 5.6    HEDGE COVENANT. Borrower shall have the option to hedge the floating interest expense of the Term Loan with Draw Period for the full term of the Term Loan with Draw Period, if Borrower is an “eligible contract participant” (as defined in the Commodities Exchange Act) on the date the swap or derivative is entered into, by maintaining one or more interest rate swap transactions with Bank (or with another financial institution approved by Bank

Exhibit 10.1
in writing) in an aggregate notional amount equal to the outstanding principal balance of the Term Loan with Draw Period originally scheduled to be outstanding over its term when the hedge is executed and providing for a fixed rate, with Borrower making fixed rate payments and receiving floating rate payments to offset changes in the variable interest expense of the Term Loan with Draw Period.

    SECTION 5.7    PERMITS, FRANCHISES. Possess and maintain all licenses, permits, consents, approvals, rights, privileges and franchises necessary for the conduct of its business in compliance with applicable law, including, without limitation, all dealer licensing and insurance licensing applicable to its business, all consumer protection disclosures and other laws regarding the sale and lease of its inventory to consumers, and rights to all trademarks, trade names, patents, and fictitious names; except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

    SECTION 5.8    COMPLIANCE. Comply with the provisions of all documents pursuant to which Borrower is organized and/or which govern Borrower’s continued existence and with the requirements of all laws, rules, regulations and orders of any governmental authority applicable to Borrower, its business and/or any property provided as collateral.

    SECTION 5.9    INSURANCE. Maintain and keep in force, for each business in which Borrower is engaged, insurance of the types and in amounts customarily carried in similar lines of business, including but not limited to fire, extended coverage, public liability, flood, property damage and workers’ compensation, with all such insurance carried with companies and in amounts reasonably satisfactory to Bank and naming the Bank as loss payee (with respect to the Property only) or additional insured, if and as the Bank may reasonably require, and deliver to Bank from time to time at Bank’s reasonable request schedules setting forth all insurance then in effect.

    SECTION 5.10    FACILITIES. Keep all properties necessary to Borrower’s business in good repair and condition and, from time to time, make necessary repairs, renewals and replacements thereto so that such properties shall be fully and efficiently preserved and maintained, and use commercially reasonable efforts to insure that the real estate upon which the Borrower’s business is located shall be free of hazardous conditions, substances and pollutants of any kind, except, in each case, where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

    SECTION 5.11    TAXES AND OTHER LIABILITIES. Promptly pay when due all material contractual obligations calling for the payment of money, taxes, assessments and charges imposed upon Borrower and upon Borrower’s business and Borrower’s properties, assets, operations, products, income or securities and also promptly pay or bond over all material claims which constitute, or, if unpaid, may become a lien, charge or encumbrance upon the Properties.

    SECTION 5.12 LITIGATION. Promptly give notice in writing to Bank of any litigation pending against Borrower (a) with a claim in excess of $3,000,000.00, or aggregate claims in excess of $5,000,000.00, which are not covered by insurance; or (b) a claim covered by

Exhibit 10.1
insurance with a deductible in excess of $3,000,000.00, or aggregate claims covered by insurance with deductibles in excess of $5,000,000.00.

    SECTION 5.13 NOTICE OF DEFAULT AND OTHER NOTICES.

    (a)    Notice of Default. Furnish to Bank promptly upon becoming aware of the existence of any condition or event which constitutes an Event of Default (as defined in the Loan Documents) or any event which, upon the giving of notice or lapse of time or both, may become an Event of Default, written notice specifying the nature and period of existence thereof and the action which Borrower is taking or proposes to take with respect thereto.

    (b)    Other Notices. Promptly notify Bank in writing of (i) any Material Adverse Effect; (ii) any material default under any Material Debt; (iii) the commencement of, and any material determination in, any litigation with any third party or any proceeding before any governmental agency or unit affecting Borrower with (A) a claim that is reasonably likely to result in liability in excess of $3,000,000.00, or aggregate claims that are reasonably likely to result in liability in excess of $5,000,000.00, which are not covered by insurance; or (B) a claim covered by insurance with a deductible in excess of $3,000,000.00, or aggregate claims covered by insurance with deductibles in excess of $5,000,000.00; (iv) no later than 10 days following the date thereof, any change in Borrower’s name or address as shown herein, and/or any change in Borrower’s structure; (v) the occurrence and nature of any Reportable Event or Prohibited Transaction, each as defined in ERISA, or any funding deficiency with respect to any Plan; or (vi) any termination or cancellation of any insurance policy which Borrower is required to maintain and which has not been immediately replaced by Borrower so as to avoid any lapse in insurance coverage.

    SECTION 5.14 ADDITIONAL THIRD PARTY FEES. Pay any and all third party fees incurred by Bank in connection with the credit facilities hereunder to the extent required to be paid by Borrower in accordance with the terms hereof.

    SECTION 5.15 PRESERVATION OF COLLATERAL. Take the following action with respect to the Collateral: (a) pay when due all license fees, registration fees, and other charges in connection with the Collateral; (b) use the Collateral only for lawful purposes and otherwise in compliance in all material respects with any requirements set forth in any applicable insurance policies required under this Credit Agreement; (c) do all things necessary to maintain, preserve and protect the Collateral to keep such property in good repair, working order and condition; (d) keep the Collateral free from tax liens of any kind and attachment or levies by any third party other than Permitted Liens; (e) deal with the Collateral according to the standards and practices generally adhered to by motor vehicle dealerships located in that state; (f) provide any service and do all things necessary to keep the Collateral free and clear of all defenses, rights of offset, and counterclaims other than any Permitted Liens; (g) except as otherwise provided herein or in any other Loan Documents, pay when due all obligations secured by or reducible to liens and encumbrances which shall now or hereafter encumber the Properties, including without limitation, any mechanics’ liens to the extent not constituting a Permitted Lien; (h) to restore promptly and in good workmanlike manner any portion of the Properties which may be damaged or destroyed; (i) to comply with and not to suffer violation of, in each case in all material respects, any or all of the following which govern acts or conditions on, or otherwise affect the

Exhibit 10.1
Properties: (1) laws, ordinances, regulations, standards and judicial and administrative rules and orders; (2) covenants, conditions, restrictions and equitable servitudes, whether public or private; and (3) requirements of insurance companies and any bureau or agency which establishes standards of insurability; (j) not to commit or permit waste of the Properties; and (k) to do all other acts which from the character or use of the Properties may be reasonably necessary to maintain and preserve its value.

    SECTION 5.16 LEASES AND RENTS OF PROPERTIES. At Borrowers’ sole cost and expense: (a) to perform each obligation to be performed by the lessor or landlord under each Lease and to enforce or secure the performance of each obligation to be performed by the lessee or tenant under each Lease; (b) not to modify any Lease in any material respect, nor accept surrender under or terminate the term of any Lease which would result in a Property being either (i) unoccupied, or (ii) occupied for a period of twenty-four (24) months or longer by a tenant who is unaffiliated with Group 1; (c) not to anticipate the Rents under any Lease; and (d) not to waive or release any lessee or tenant of or from any Lease obligations which would result in a Property being either (i) unoccupied, or (ii) occupied for a period of twenty-four (24) months or longer by a tenant who is unaffiliated with Group 1.

    SECTION 5.17 MARGIN STOCK. Should Borrower or any Guarantor acquire Margin Stock during the term of this Agreement, deliver, or cause such Guarantor to deliver, to Bank any documentation that may be required in order to comply with applicable regulations, including but not limited to a Form U-1 satisfactory to Bank, in its discretion.

ARTICLE VI
NEGATIVE COVENANTS

    Borrower further covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower will not without Bank’s prior written consent:

    SECTION 6.1    USE OF FUNDS. Use any of the proceeds of any credit extended hereunder except for the purposes stated in this Agreement; provided that (a) Borrower will not use, or permit any member of the Borrowing Group to use, directly or indirectly, any of the proceeds of any credit extended hereunder in any manner that would be prohibited by Sanctions, or that would be prohibited by Sanctions if conducted by Bank or any other party hereto, or to fund, finance or facilitate any activities, business or transactions that would be prohibited by Anti-Money Laundering Laws or Anti-Corruption Laws, and Borrower shall notify Bank in writing not more than one (1) business day after first becoming aware of any breach of this clause (a) and (b) no part of the proceeds of any credit extended hereunder will be used to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors.

Exhibit 10.1
    SECTION 6.2    OTHER INDEBTEDNESS. Create, incur, assume or permit to exist any indebtedness or liabilities resulting from borrowings, loans or advances that are secured by a lien on the Collateral (or any portion thereof), except (a) the liabilities of Borrower to Bank, and (b) any other liabilities of Borrower existing as of, and disclosed to Bank prior to, the date hereof. Borrower and Bank hereby acknowledge and agree that the terms of this Section 6.2 shall not prohibit Borrower from incurring indebtedness so long as such indebtedness is not secured by a lien on the Collateral.

    SECTION 6.3    PLEDGE OF ASSETS. Create, permit or suffer to exist any mortgage, deed of trust, lien or other encumbrance to be levied upon or become a charge against the Collateral located on or used in connection with Property other than Permitted Liens.

    SECTION 6.4    MERGER, CONSOLIDATION, TRANSFER OF ASSETS. Merge into or consolidate with any other entity; make any substantial change in the nature of Borrower’s business as conducted as of the date hereof; nor sell, lease, transfer or otherwise dispose of all or substantially all of Borrower’s assets except in the ordinary course of its business, it being understood that as part of Borrower’s business Borrower may from time to time sell dealership properties (other than a Property) and other ancillary assets plus any dispositions of a Property to the extent in compliance with the requirements of Section 1.5.

    SECTION 6.5    GUARANTIES. Guarantee or become liable in any way as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for, nor pledge or hypothecate any assets of Borrower as security for, any liabilities or obligations of any other person or entity which would create a lien on the Collateral located on or used in connection with the Property.

    SECTION 6.6    LOANS, ADVANCES, INVESTMENTS. Make any loans or advances to any person or entity except: (i) temporary loans or advances made in the ordinary course of business; or (ii) loans or advances to which the Bank specifically has consented in a writing signed by the Bank or (iii) any of the foregoing existing as of, and disclosed to the Bank prior to, the date hereof.

    SECTION 6.7    NEGATIVE PLEDGE. Shall not enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Borrower to create, incur, assume or suffer to exist any lien upon the Properties, whether now owned or hereafter acquired, other than this Agreement and the other Loan Documents.

    SECTION 6.8    RESERVED.

    SECTION 6.9    REPAYMENT. Borrower shall not fund any repayment of the credit with proceeds, or provide as collateral any property, that is directly or indirectly derived from any transaction or activity that is prohibited by Sanctions, Anti-Money Laundering Laws or Anti-Corruption Laws, or that could otherwise cause Bank or any other party to this agreement to be in violation of Sanctions, Anti-Money Laundering Laws or Anti-Corruption Laws.

Exhibit 10.1
ARTICLE VII
EVENTS OF DEFAULT

    SECTION 7.1    EVENTS OF DEFAULT. The phrase “Third Party Obligor” means any person or entity presently, or hereafter becoming, a guarantor hereof. The occurrence of any of the following shall constitute an “Event of Default” under this Agreement:

    (a)    Failure to Pay. Borrower shall fail to pay within ten (10) days of the due date thereof any principal, interest, fees or other amounts payable under any of the Loan Documents and such failure is not remedied within five (5) days following notice thereof by the Bank to Borrower.

    (b)    False Information. Any financial statement or certificate furnished to Bank by Borrower or any Guarantor in connection with, or any representation or warranty made by Borrower or any Guarantor under this Agreement or any other Loan Document shall prove to be incorrect, false or misleading in any material respect when furnished or made.

    (c)    Other Breach of Agreement or Loan Documents. Any default in the performance of or compliance with any obligation, agreement or other provision contained herein or in any other Loan Document (other than those specifically described as an “Event of Default” in this Agreement or in collateral value requirements under any Loan Document), and with respect to any such default that by its nature can be cured, such default is not remedied within thirty (30) days following the earlier to occur of (i) Borrower obtaining knowledge thereof and (ii) notice thereof by the Bank to Borrower.

    (d)    Breach of Other Monetary Obligation. Any default in the payment or performance of any obligation beyond any applicable notice and/or cure period, or any defined event of default beyond any applicable notice and/or cure period, under the terms of any Material Debt.

    (e)    Bankruptcy and Other Proceedings. Borrower or any Third Party Obligor shall become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; Borrower or any Third Party Obligor shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time (“Bankruptcy Code”), or under any state or federal law granting relief to debtors, whether now or hereafter in effect; or Borrower or any Third Party Obligor shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; or Borrower or any Third Party Obligor shall be adjudicated bankrupt, or an order for relief shall be entered against Borrower or any Third Party Obligor by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors.

Exhibit 10.1
    (f)    Judgment, Execution and Other Legal Process. The filing of a notice of judgment lien against Borrower or any Third Party Obligor; or the recording of any abstract of judgment against Borrower or any Third Party Obligor in any county in which Borrower or such Third Party Obligor has an interest in real property; or the service of a notice of levy and/or of a writ of attachment or execution, or other like process, against the assets of Borrower or any Third Party Obligor; or the entry of a judgment against Borrower or any Third Party Obligor; and any such judgment, lien, levy and/or writ of attachment, in each case that is final and all appeals have been exhausted, and aggregating in excess of $3,000,000.00 (net of any amount which are covered by insurance or bonded); or any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against Borrower or any Third Party Obligor, and such involuntary petition or proceeding remains undismissed or unstayed for a period of 90 calendar days.

    (g)    Material Adverse Change. There shall exist or occur any Material Adverse Effect.

    (h)    Dissolution or Liquidation. The dissolution or liquidation of Borrower or any Third Party Obligor if a corporation, partnership, joint venture or other type of entity; or Borrower or any such Third Party Obligor, or any of its directors, stockholders or members, shall take action seeking to effect the dissolution or liquidation of Borrower or such Third Party Obligor.

    (i)    Change in Control of Borrower or any Guarantor. Any change in ownership of Borrower or any Guarantor of greater than an aggregate of fifty percent (50%) or more of the common stock, members’ equity or other ownership interest (other than a limited partnership interest) of such entity.

    (j)    Change in Control of Group 1 Automotive, Inc. The occurrence of any Group 1 Change of Control.

    (k)    Guaranties. Any Guarantor shall revoke, terminate or limit, or take any action purporting to revoke, terminate or limit, any Guaranty, security agreement or other assurance of payment relating to any obligations of Borrower hereunder. Any sale, lease, transfer or other disposition, (including, without limitation, transfers to a trust or other entity for estate planning purposes), except in the ordinary course of its business, of all or substantially all of the assets of any Guarantor that is not permitted hereunder.

    (l)    Reserved.

    (m)    Sale and/or Other Disposition of Real Estate. The sale, transfer, hypothecation, assignment or encumbrance, whether voluntary, involuntary or by operation of law, without Bank’s prior written consent, of all or any part of or interest in the Property, except as otherwise permitted under this Agreement.

    (n)    Danger to Collateral. Bank, in good faith, believes all or any material portion of the Property and/or proceeds thereof to be in danger of misuse, dissipation, commingling, loss, theft, damage or destruction, or otherwise in jeopardy or unsatisfactory in character or value, or

Exhibit 10.1
Bank, in good faith, believes the rights of Bank in any collateral or proceeds are impaired in any material respect.

    (o)    Breach of Sanctions, Anti-Money Laundering Laws, or Anti-Corruption Laws Provisions. Any failure of Borrower to comply with any section of this Agreement related to Anti-Money Laundering Laws or Anti-Corruption Laws; or Borrower performs or engages in any act or series of acts that Bank reasonably believes could constitute a violation of Sanctions, Anti-Money Laundering Laws or Anti-Corruption Laws.

    SECTION 7.2    REMEDIES. Upon the occurrence of any Event of Default: (a) all indebtedness of Borrower under each of the Loan Documents, any term thereof to the contrary notwithstanding, shall at Bank’s option and without notice become immediately due and payable without presentment, demand, protest or notice of dishonor, all of which are hereby expressly waived by Borrower; (b) the obligation, if any, of Bank to extend any further credit under any of the Loan Documents shall immediately cease and terminate; and (c) Bank shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law, including without limitation the right to resort to any or all security for any credit subject hereto and to exercise any or all of the rights of a beneficiary or mortgagee or secured party pursuant to applicable law. All rights, powers and remedies of Bank may be exercised at any time by Bank and from time to time after the occurrence of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.

ARTICLE VIII
MISCELLANEOUS

    SECTION 8.1    NO WAIVER. No delay, failure or discontinuance of Bank in exercising any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver, permit, consent or approval of any kind by Bank of any breach of or default under any of the Loan Documents must be in writing and shall be effective only to the extent set forth in such writing.

    SECTION 8.2    NOTICES. Any notice or other communication hereunder to any party hereto shall be by hand delivery, overnight delivery via nationally recognized overnight delivery service, telegram, or registered or certified United States mail with return receipt and unless otherwise provided herein shall be deemed to have been given or made when delivered, telegraphed or, if sent via United States mail, when receipt signed by the receiver, postage prepaid, addressed to the party at its address specified below (or at any other address that the party may hereafter specify to the other parties in writing):

Exhibit 10.1

If to the Borrower:	Group 1 Realty, Inc. 800 Gessner Road, Suite 500 Houston, Texas 77024 Attn: President
With a copy to:	Group 1 Realty, Inc. 800 Gessner Road, Suite 500 Houston, Texas 77024 Attn: General Counsel
If to the Bank:	Wells Fargo Bank, National Association Dealer Lending Services MAC D4004-03D 401 N Research Pkwy 3rd Floor Winston-Salem, North Carolina 27101 Attn: Loan Administration Manager (LDCMR)
With a copy to:	Wells Fargo Dealer Services 100 North Main Street (MAC D4001-08A) Winston-Salem, North Carolina 27101 Attn.: National Accounts Director

    SECTION 8.3    COSTS, EXPENSES AND ATTORNEYS’ FEES. Except to the extent that any loss, cost or expense is the result of Bank’s gross negligence or intentional willful misconduct, Borrower shall pay to Bank immediately upon demand the actual amount of all payments, advances, charges, costs and expenses, including, reasonable attorneys’ fees (to include outside counsel fees and all allocated costs of Bank’s in-house counsel), expended or incurred by Bank in connection with (a) the negotiation and preparation of this Agreement and the other Loan Documents, and the preparation of any amendments and waivers hereto and thereto, (b) the enforcement of Bank’s rights and/or the collection of any amounts which become due to Bank under any of the Loan Documents, and (c) the prosecution or defense of any action in any way related to any of the Loan Documents, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to Borrower or any other person or entity. Whenever the term “attorneys’ fees or “reasonable attorneys’ fees” is used herein or in any other Loan Document, such term shall mean fees of Bank’s outside counsel based on work actually completed at its standard hourly rates, notwithstanding any statutory presumption to the contrary.

    SECTION 8.4  SUCCESSORS, ASSIGNMENT.  This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided however, that Borrower may not assign or transfer its interests or rights hereunder without Bank’s prior written consent.  Bank may sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Bank’s rights and benefits under each of the Loan Documents with the prior written consent of the Borrower (such consent not to be unreasonably conditioned, withheld or delayed, and to the extent the Borrower has not responded within five Business Days after receipt of such request for consent, the Borrower shall be deemed to have consented); provided that no consent of the Borrower shall be required (i) for an assignment to an Affiliate of Bank or (ii) if an Event of Default has occurred

Exhibit 10.1
and is continuing. Bank will keep Confidential Information (as hereinafter defined) confidential, and will not disclose Confidential Information to any person or entity, except disclosures (a) to federal and state bank examiners, and other regulatory officials having jurisdiction over Bank, and (b) courts or other entities (in response to subpoenas and other legal processes). Notwithstanding anything set forth herein to the contrary, Bank may also disclose to any prospective purchaser, assignee, transferee or participant all documents and information, including, without limitation, Confidential Information, which Bank now has or may hereafter acquire relating to any credit subject hereto, Borrower or its business, any guarantor hereunder or the business of such guarantor, or any collateral required hereunder; provided that Bank will use commercially reasonable efforts to obtain the agreement of such prospective purchaser, assignee, transferee or participant, for the benefit of Borrower, to keep any Confidential Information confidential to the same extent as Bank is required hereunder.  For purposes hereof, “Confidential Information” means all non-public, confidential or proprietary information of Borrower that is disclosed to Bank by Borrower or any of its officers, employees, agents or representatives in connection with any credit subject hereto, and includes, without limitation, all financial, technical or business information relating to Borrower, including trade secrets, research and development test results, marketing or business plans, strategies, forecasts, budgets, projections, customer and supplier information, and any other analyses, computations or studies prepared by or for Borrower.  Confidential Information does not include information that: (a) is or becomes generally available to the public other than as a result of an unauthorized disclosure by Bank or its representatives; (b) is or becomes available to Bank on a non-confidential basis by Borrower or any officer, employee, agent or representative of Borrower prior to its disclosure by Bank; (c) is or becomes available to Bank from a source not known to Bank to be under an obligation of confidentiality to Borrower; or (d) is independently developed by Bank without the use of the Confidential Information.

    SECTION 8.5    ENTIRE AGREEMENT; AMENDMENT. This Agreement and the other Loan Documents constitute the entire agreement between Borrower and Bank with respect to each credit subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof. This Agreement may be amended or modified only in writing signed by each party hereto.

    SECTION 8.6    NO THIRD PARTY BENEFICIARIES. This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other person or entity shall be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party.

    SECTION 8.7    TIME. Time is of the essence of each and every provision of this Agreement and each other of the Loan Documents.

    SECTION 8.8    SEVERABILITY OF PROVISIONS. If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.

Exhibit 10.1
    SECTION 8.9    COUNTERPARTS; SIGNATURES. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement. In connection with this Agreement or any Loan Document, Bank may rely on (i) an electronic signature that complies with applicable electronic commerce acts or any other relevant and applicable electronic signatures law; (ii) an original manual signature; or (iii) a faxed, scanned, or photocopied manual signature, so delivered by Borrower. Each electronic signature or faxed, scanned, or photocopied manual signature shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Borrower represents to Bank that any electronic, faxed, scanned, or photocopied signature that is transmitted by Borrower to Bank is intended by Borrower to authenticate such document notwithstanding that such signature is electronic, facsimile or a reproduction. Borrower agrees not to raise as a defense to the enforcement of any Loan Document that it was executed by electronic means by either party or transmitted to Bank by facsimile or other electronic means.

    SECTION 8.10 OBLIGATIONS JOINT AND SEVERAL. The obligations of Borrower under this Agreement and the other Loan Documents shall be joint and several with all other obligors hereof and thereof.

    (a)    Each Co-Borrower has determined and represents to Bank that it is a legitimate business purpose and in its best interests to induce Bank to extend credit pursuant to this Agreement. Each Co-Borrower acknowledges and represents that its business is related to the business of every other Co-Borrower hereunder, and all commitments, advances and other credit extensions under this Agreement will individually and collectively benefit each Co-Borrower hereunder.

    (b)    Each Co-Borrower has determined and represents to Bank that it has, and after giving effect to the transactions contemplated by this Agreement will have, assets having a fair market value in excess of its liabilities, after giving effect to any available rights of contribution or subrogation, and each Co-Borrower has, and will have, access to adequate capital for the conduct of its business and the ability to pay its debts as they mature.

(c)Each Co-Borrower agrees that it is jointly and severally and unconditionally liable to Bank for, and will pay to Bank when due, the full amount of all existing and future indebtedness arising in connection with any facility extended under this Agreement, and all modifications, extensions and renewals thereto, including, without limitation, all principal and interest, and all fees, costs and expenses chargeable to each Co-Borrower individually or collectively in connection with any facility hereunder. These obligations shall be in addition to any other obligations of any Co-Borrower under any other agreement with Bank entered into before or after the date of this Agreement, unless such other agreement is expressly modified or revoked in writing, and this Agreement shall not affect or invalidate the terms of any such other agreement, unless otherwise expressly provided herein.

Exhibit 10.1
    (d)    The liability of a Co-Borrower for indebtedness hereunder shall be reinstated and revived and the rights of Bank shall continue if and to the extent that for any reason any amount at any time paid on account of any facility under this Agreement by any Co-Borrower or any other person or entity is rescinded or must otherwise be restored by Bank, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, all as though such amount had not been paid.

    (e)    Each Co-Borrower authorizes Bank, without notice to or demand on such Co-Borrower, and without affecting such Co-Borrower’s liability for indebtedness incurred under any facility extended under this Agreement, from time to time to: (i) alter, compromise, extend, accelerate or otherwise change the time for payment of, or otherwise change the terms of, the indebtedness of any other Co-Borrower to Bank on account of any such facilities; (ii) take and hold security from any other Co-Borrower for the payment of indebtedness incurred under any facility extended under this Agreement, and exchange, enforce, waive, subordinate or release any such security; (iii) apply such security and direct the order or manner of sale thereof, including, without limitation, a non-judicial sale permitted by the terms of the controlling security agreement, mortgage, or deed of trust, as Bank in its discretion may determine; (iv) release or substitute any one or more of the endorsers or any guarantors of any facility hereunder, or any other party obligated thereon; and (v) apply payments received by Bank from any other Co-Borrower to indebtedness of such other Co-Borrower to Bank other than to any facility extended under this Agreement.

    (f)    Each Co-Borrower represents and warrants to Bank that it has established adequate means of obtaining from every other Co-Borrower on a continuing basis financial and other information relating to the financial condition of every other Co-Borrower, and each Co-Borrower agrees to keep adequately informed by such means of any facts, events or circumstances which might in any way affect its risks hereunder. Each Co-Borrower further agrees that Bank shall have no obligation to disclose to it any information or material about any other Co-Borrower which is acquired by Bank in any manner.

    (g)    Each Co-Borrower waives any right to require Bank to: (i) proceed against any other Co-Borrower or any other person or entity; (ii) proceed against or exhaust any security held from any other Co-Borrower or any other person or entity; (iii) pursue any other remedy in Bank’s power; (iv) apply payments received by Bank from any other Co-Borrower to any facility extended under this Agreement; (v) make any presentments or demands for performance, or give any notices of nonperformance, protests, notices of protest or notices of any kind, including, without limitation, any notice of nonperformance, protest, notice of protest, notice of dishonor, notice of intention to accelerate or notice of acceleration; or (vi) set off against the indebtedness the fair value of any real or personal property given as collateral for the indebtedness (whether such right of setoff arises under statute or otherwise). In addition to the foregoing, each Co-Borrower specifically waives any statutory right it might have to require Bank to proceed against other Co-Borrowers or any collateral that secures the indebtedness.

    (h)    Each Co-Borrower waives to the extent permitted by applicable law any defense to its liability for repaying any facility extended under this Agreement based upon or arising by reason of: (i) any disability or other defense of any other Co-Borrower or any other person or entity; (ii) the cessation or limitation from any cause whatsoever, other than payment in full, of

Exhibit 10.1
the liability of any other Co-Borrower for the facility extended under this Agreement; (iii) any lack of authority of any officer, director, partner, agent or other person acting or purporting to act on behalf of any other Co-Borrower or any defect in the formation of any other Co-Borrower; (iv) the application by any other Co-Borrower of the proceeds of any facility extended under this Agreement for purposes other than the purposes intended or understood by Bank or each other Co-Borrower; (v) any act or omission by Bank which directly or indirectly results in or aids the discharge of any other Co-Borrower by operation of law or otherwise, or which in any way impairs or suspends any rights or remedies of Bank against any other Co-Borrower; (vi) any impairment of the value of any interest in any security for any facility extended under this Agreement, including, without limitation, the failure to obtain or maintain perfection or recordation of any interest in any such security, the release of any such security without substitution, and/or the failure to preserve the value of, or to comply with applicable law in disposing of, any such security; or (vii) any modification of the indebtedness of any other Co-Borrower for any facility extended under this Agreement, including, without limitation, the renewal, extension, acceleration or other change in time for payment of, or other change in the terms of, the indebtedness of any Co-Borrower for any facility extended under this Agreement, including increase or decrease of the rate of interest thereon.

    (i)    Until each facility extended under this Agreement and all indebtedness arising under or in connection with this Agreement shall have been paid in full, no Co-Borrower shall have any right of subrogation. Each Co-Borrower waives all rights and defenses it may have arising out of (i) any election of remedies by Bank, even though that election of remedies, such as a non-judicial foreclosure with respect to any security for each facility extended under this Agreement, destroys its rights of subrogation or its rights to proceed against any other Co-Borrower for reimbursement, or (ii) any loss of rights it may suffer by reason of any rights, powers or remedies of any other Co-Borrower in connection with any anti-deficiency laws or any other laws limiting, qualifying or discharging any Co-Borrower’s indebtedness for each facility extended under this Agreement, whether by operation of law, or otherwise, including any rights Co-Borrower may have to claim a fair market credit with respect to a deficiency or have a fair market value hearing to determine the size of a deficiency following any foreclosure sale or other disposition of any real property security for any portion of the indebtedness, and Co-Borrower waives any right Co-Borrower may have under any “one-action” rule. Co-Borrower further waives the benefit of any homestead, exemption or other similar laws.

    (j)    Until all indebtedness of each Co-Borrower to Bank arising under or in connection with this Agreement shall have been paid in full, each Co-Borrower waives any right to enforce any remedy which Bank now has or may hereafter have against any other Co-Borrower or any other person or entity, and waives any benefit of, or any right to participate in, any security now or hereafter held by Bank. To the fullest extent permitted by applicable law, Co-Borrower waives all rights of a surety and the benefits of any applicable suretyship law, statute or regulation, and without limiting any of the waivers set forth herein, Co-Borrower further waives any other fact or event that, in the absence of this provision, would or might constitute or afford a legal or equitable discharge or release of or defense to Co-Borrower.

    SECTION 8.11 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to the conflicts of law or choice of law principles thereof.

Exhibit 10.1

    SECTION 8.12 SAVINGS CLAUSE. Bank and Borrower intend to strictly conform to the usury laws governing this Agreement. Regardless of any provision contained herein or in any other Loan Document, Bank shall never be deemed to have contracted for, charged or be entitled to receive, collect or apply as interest, any amount in excess of the maximum amount allowed by applicable law. If Bank ever receives any amount which, if considered to be interest, would exceed the maximum amount permitted by law, Bank will apply such excess amount to the reduction of the unpaid principal balance which Borrower owes, and then will pay any remaining excess to Borrower. In determining whether the interest paid or payable exceeds the highest lawful rate, Borrower and Bank shall, to the maximum extent permitted under applicable law, (i) characterize any non-principal payment (other than payments which are expressly designated as interest payments hereunder) as an expense or fee rather than as interest, (ii) exclude voluntary pre-payments and the effect thereof, and (iii) spread the total amount of interest throughout the entire term of this Agreement so that the interest rate is uniform throughout such term. Borrower agrees to pay an effective rate of interest that is the sum of (i) the interest rate provided in this Agreement, as may be amended as provided herein; and (ii) any additional rate of interest resulting from any other charges or fees paid or to be paid by Borrower pursuant to this Agreement and that are determined to be interest or in the nature of interest.

    SECTION 8.13 RIGHT OF SETOFF; DEPOSIT ACCOUNTS. Upon and after the occurrence of an Event of Default, (i) Borrower hereby authorizes Bank, at any time and from time to time, without notice, which is hereby expressly waived by Borrower, and whether or not Bank shall have declared the Note to be due and payable in accordance with the terms hereof, to set off against, and to appropriate and apply to the payment of, Borrower’s obligations and liabilities under the Note (whether matured or unmatured, fixed or contingent, liquidated or unliquidated), any and all amounts owing by Bank to Borrower (whether payable in U.S. dollars or any other currency, whether matured or unmatured, and in the case of deposits, whether general or special (except trust and escrow accounts), time or demand and however evidenced), and (ii) pending any such action, to the extent necessary, to hold such amounts as collateral to secure such obligations and liabilities and to return as unpaid for insufficient funds any and all checks and other items drawn against any deposits so held as Bank, in its sole discretion, may elect. Bank may exercise this remedy regardless of the adequacy of any collateral for the obligations of Borrower to Bank and whether or not the Bank is otherwise fully secured. Borrower hereby grants to Bank a security interest in all deposits and accounts maintained with Bank to secure the payment of all obligations and liabilities of Borrower to Bank under the Note.

    SECTION 8.14 SWAP AGREEMENTS.  All Swap Agreements, if any, between Borrower and Bank or its Affiliates are independent agreements governed by the written provisions of said Swap Agreements, which will remain in full force and effect, unaffected by any repayment, prepayment, acceleration, reduction, increase or change in the terms of the Term Note, except as otherwise expressly provided in said written Swap Agreements, and any payoff statement from Bank relating to this Term Note shall not apply to said Swap Agreements except as otherwise expressly provided in such payoff statement.

Exhibit 10.1
    SECTION 8.15 CASH AND CASH EQUIVALENTS. Bank policy bars payment by cash or cash equivalents and any such payments will be declined; Bank reserves the right to decline other forms of payment, including but not limited to, cashier’s checks, money orders, bank drafts, third-party checks and traveler’s checks.

    SECTION 8.16 BUSINESS PURPOSE. Borrower represents and warrants that each credit subject hereto is made for (a) a business, commercial, investment, agricultural or other similar purpose, or (b) the purpose of acquiring or carrying on a business, professional or commercial activity and not primarily for a personal, family or household use.

    SECTION 8.17 ARBITRATION; WAIVER OF JURY TRIAL.

    (a)    Arbitration. The parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise in any way arising out of or relating to (i) any credit subject hereto, or any of the Loan Documents, and their negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (ii) requests for additional credit. In the event of a court ordered arbitration, the party requesting arbitration shall be responsible for timely filing the demand for arbitration and paying the appropriate filing fee within thirty (30) days of the abatement order or the time specified by the court. Failure to timely file the demand for arbitration as ordered by the court will result in that party’s right to demand arbitration being automatically terminated.

    (b)    Governing Rules. Any arbitration proceeding will (a) proceed in a location in New York selected by the American Arbitration Association (“AAA”); (b) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (c) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA’s commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA’s optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to herein, as applicable, as the “Rules”). If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control. Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute. Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. §91 or any similar applicable state law.

    (c)    No Waiver of Provisional Remedies, Self-Help and Foreclosure. The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding. This exclusion does not constitute a waiver of the right

Exhibit 10.1
or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this paragraph.

    (d)    Arbitrator Qualifications and Powers. Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00. Any dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations. The arbitrator will be a neutral attorney licensed in the State of New York with a minimum of ten years experience in the substantive law applicable to the subject matter of the dispute to be arbitrated. The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim. In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator’s discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication. The arbitrator shall resolve all disputes in accordance with the substantive law of New York and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award. The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the New York Rules of Civil Procedure or other applicable law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

    (e)    Discovery. In any arbitration proceeding, discovery will be permitted in accordance with the Rules. All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date. Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party’s presentation and that no alternative means for obtaining information is available.

    (f)    Class Proceedings and Consolidations. No party hereto shall be entitled to join or consolidate disputes by or against others in any arbitration, except parties who have executed any of the Loan Documents, or to include in any arbitration any dispute as a representative or member of a class, or to act in any arbitration in the interest of the general public or in a private attorney general capacity.

    (g)    Payment Of Arbitration Costs And Fees. The arbitrator shall award all costs and expenses of the arbitration proceeding.

    (h)    Miscellaneous. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA. No arbitrator or other party to an arbitration proceeding

Exhibit 10.1
may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation. If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the documents between the parties or the subject matter of the dispute shall control. This Agreement may be amended or modified only in writing signed by each party hereto. If any provision of this Agreement shall be held to be prohibited by or invalid under applicable law such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or any remaining provisions of this Agreement. This arbitration provision shall survive termination, amendment or expiration of any of the documents or any relationship between the parties.

    (i)    Small Claims Court. Notwithstanding anything herein to the contrary, each party retains the right to pursue in Small Claims Court any dispute within that court’s jurisdiction. Further, this arbitration provision shall apply only to disputes in which either party seeks to recover an amount of money (excluding attorneys’ fees and costs) that exceeds the jurisdictional limit of the Small Claims Court.

[Remainder of page intentionally left blank]
[signatures on following page]

Exhibit 10.1
    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

GROUP 1 REALTY, INC.,
a Delaware corporation

By: /s/ Daniel J. McHenry
Daniel J. McHenry, President

GROUP 1 REALTY NE, LLC,
a Massachusetts limited liability company

By: Group 1 Realty, Inc., its Sole Member

By: /s/ Daniel J. McHenry
Daniel J. McHenry, President

AMR REAL ESTATE HOLDINGS, LLC,
a Delaware limited liability company

By: Group 1 Realty NE, LLC, its Sole Member

By: Group 1 Realty, Inc., its Sole Member

By: /s/ Daniel J. McHenry
Daniel J. McHenry, President

G1R CLEAR LAKE, LLC,
a Texas limited liability company

By: Group 1 Realty, Inc., its Sole Member

By: /s/ Daniel J. McHenry
Daniel J. McHenry, President

LHM ATO, LLC,
a Utah limited liability company

By: GPI NM-T, Inc., its Sole Member

By: /s/ Daniel J. McHenry
Daniel J. McHenry, President

Exhibit 10.1
WELLS FARGO BANK, NATIONAL ASSOCIATION

By: /s/ Chad McNeill
Chad McNeill, Director

Exhibit 10.1
Exhibit A to Credit Agreement

GLOSSARY
(Standard Definitions for Capitalized Terms)

This Glossary is attached to and made a part of the Credit Agreement by and among the Bank and GROUP 1 REALTY, INC.; AMR REAL ESTATE HOLDINGS, LLC; GROUP 1 REALTY NE, LLC; G1R CLEAR LAKE, LLC; and LHM ATO, LLC dated February 12, 2024.

Capitalized terms with stipulated definitions set forth in this Glossary shall apply throughout the Credit Agreement and Related Documents (as defined below). Capitalized terms with stipulated definitions set forth elsewhere in the Credit Agreement and Related Documents (as defined below) shall also apply throughout those documents.

Term	Definition
Accepted Accounting Basis	The manner and method of accounting prescribed by generally accepted accounting principles consistently applied.
Affiliate	With respect to Borrower, any person, entity or business organization which, directly or indirectly, controls, is controlled by or is under common control with Borrower.
Anti-Corruptions Laws
(a) the U.S. Foreign Corrupt Practices Act of 1977, as amended; (b) the U.K. Bribery Act 2010, as amended; and (c) any other anti-bribery or anti-corruption laws, regulations or ordinances in any jurisdiction in which Borrower or any member of the Borrowing Group is located or doing business.

Anti-Money Laundering Laws	Applicable laws or regulations in any jurisdiction in which Borrower or any member of the Borrowing Group is located or doing business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.
Appraisal	An appraisal prepared in accordance with the requirements of FIRREA, prepared by an independent third party appraiser holding an MAI designation, and who is State licensed or State certified if required under the laws of the State where the Property is located, who meets the requirements of FIRREA and who is otherwise acceptable to Bank in all respects.
Appraised Value	As to any Property, the value of the Property determined by Appraisal as set forth on Exhibit 1.2.4 attached hereto and made a part hereof.
Borrowing Group	(a) Borrower, (b) the parent of Borrower, (c) any affiliate or subsidiary of Borrower, (d) any Guarantor, (e) the owner of any collateral securing any part of the credit, any guaranty, or this agreement, and (f) any officer, director or agent acting on behalf of any of the preceding with respect to the credit, this Agreement, or any of the other Loan Documents.
Collateral	The property pledged to the Bank as security for the Credit Facilities and as more fully defined in the security agreement and or mortgage or deed of trust.

Exhibit 10.1

Credit Facility/ Facilities Dealership Property Draw Period Draw Termination Date
Each term loan and any other existing or new extension of credit by the Bank to the Borrower identified in the Credit Agreement.

Each Property at which the primary use is the sale of motor vehicles pursuant to a Franchise Agreement with an automobile manufacturer, as such Dealership Properties are designates on Exhibit attached hereto and made a part hereof

The period from and including the date hereof through but excluding the Draw Termination Date.

August 12, 2024.

Financial Statements	The financial statements of the Borrower or other identified business organization, including the balance sheet (as of the date described) and the income statement (from the beginning of the applicable fiscal year to the end of the period described). All financial statements shall be prepared in accordance with the Accepted Accounting Basis.
FIRREA	The Financial Institutions Reform, Recovery and Enforcement Act of 1989, as the same may be amended from time to time.
Group 1	Group 1 Automotive, Inc.
Group 1 Change of Control
A Group 1 Change of Control shall be deemed to have occurred if any of the following shall occur as to Group 1: (a) the direct or indirect sale, transfer, conveyance or other disposition, in one or a series of related transactions, of the voting stock of Group 1, the result of which is that an individual or entity becomes the beneficial owner, directly or indirectly, of more than 40% of the voting stock of Group 1, measured by voting power rather than number of shares, (b) the shares of Group 1 cease to be publicly traded, (c) at any time after the closing date, individuals who were either directors of Group 1 on the closing date or directors approved (by recommendation, nomination, election or otherwise) by a majority of the directors cease to constitute a majority of the members of the board of directors of Group 1, or (d) a “change of control” or “change of ownership” (or any term substantially equivalent to any of the foregoing phrases in this clause (d)) (in each cases as such term or phrase is defined in any indenture or other agreement evidencing or relating to any Indebtedness (as defined in the Revolving Credit Facility as such Revolving Credit Facility existed on the date hereof)) occurs.

Guarantor(s)	Individually and collectively, Group 1 and the Operating Company Guarantors.
Guaranty	Each guaranty, in form and content prescribed by the Bank, executed by a Guarantor and which guarantees Borrower’s payment and performance of its obligations under the Credit Agreement and Loan Documents.

Exhibit 10.1

Loan or Loans Loan to Value Ratio
The Term Loan with Draw Period.

The aggregate outstanding principal balance of the Loan as of any date of determination, divided by an amount equal to the sum of the Appraised Value of each of the Properties.

Margin Stock	As defined in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.
Material Adverse Effect	Any event or circumstance arising in respect of the Borrower or any of its subsidiaries that has had, (a) a material adverse effect on the business, operations, properties, assets or financial condition of the Borrower and its subsidiaries, taken as a whole, (b) a material adverse effect on the ability of the Borrower and its subsidiaries, taken as a whole, to fully and timely perform their payment obligations under the Loan Documents, or (c) a material impairment of the validity or enforceability of, or a material impairment of the material rights, remedies or benefits available to Bank under, any Loan Document.
Material Debt	Any obligation of the Borrower or any Guarantor, as applicable, for borrowed money, any purchase money obligation or any other lease, commitment, contract, instrument or obligation in respect of indebtedness, in each case with an aggregate principal amount thereunder in excess of $3,000,000, or aggregate obligations with an aggregate principal amount thereunder in excess of $5,000,000, which includes, for the avoidance of doubt, the Revolving Credit Facility.
Mortgage Obligations
Each Mortgage and Assignment of Rents and Leases (or, if applicable, Deed of Trust and Assignment of Rents and Leases) executed by the Borrowers in favor of Bank.

With respect to each Borrower, all obligations now or hereafter owed to Bank or any Affiliate of Bank by such Borrower related to the Loans, this Agreement or the Loan Documents, including, without limitation, amounts owed or to be owed under the terms of the Loan Documents, or arising out of the transactions described therein, including, without limitation, the Loans, all fees, all existing and future obligations under any Swap Agreements between Bank or any Affiliate of Bank and such Borrower or Guarantor which are executed in connection with or related to the Loans (including obligations under such Swap Agreements entered into prior to any transfer or sale of Bank’s interests hereunder if Bank ceases to be a party hereto), all costs of collection, attorneys’ fees and expenses of or advances by Bank which Bank pays or incurs in discharge of obligations of such Borrower under the Loan to such Borrower or to inspect, repossess, protect, preserve, store or dispose of any Collateral owned by such Borrower, whether such amounts are now due or hereafter become due, direct or indirect and whether such amounts due are from time to time reduced or entirely extinguished and thereafter re-incurred in each case to the extent otherwise payable under the Loan Documents.

Operating Company(ies)	Each, any and all entities involved in the automotive retail sales, service and/or finance business.
Operating Company Guarantor(s)	Each, any and all Operating Company(ies) that is/are a Guarantor(s).

Exhibit 10.1

Permitted Lien
Any of the following:
(i) deeds of trust, liens or other encumbrances in favor of Bank;
(ii) those liens identified as permitted encumbrances in or otherwise permitted by the express terms of the Mortgage;
(iii) liens resulting from deposits or pledges to secure payments of worker’s compensation, unemployment insurance, old age pensions or social security;
(iv) zoning restrictions, by-laws and other ordinances of governmental authorities, easements, trackage rights, licenses, permits, special assessments, servitudes, access rights, sewers, electric lines, drains, telegraph and telephone and cable television lines, development agreements, pipelines, deferred services agreements, restrictive covenants, encroachments, protrusions, owners’ association encumbrances, rights-of-way, restrictions on use of real property, minor title defects or other irregularities in title and survey exceptions and other similar encumbrances that do not render title unmarketable, do not secure obligations for the payment of borrowed money, and that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of the Borrower or its subsidiary at such Property;
(v) liens imposed by law (including, without limitation, liens in favor of customers for equipment under order or in respect of advances paid in connection therewith) such as landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other like liens arising in the ordinary course of business and securing obligations that are not overdue by more than sixty (60) days or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, the Borrower or its applicable subsidiary shall have set aside on its books reserves in accordance with GAAP or are immaterial;
(vi) liens in connection with subdivision agreements, site plan control agreements, development agreements, facilities sharing agreements, cost sharing agreements and other similar agreements in connection with the use of real property that do not render title unmarketable and do not secure obligations for the payment of borrowed money and that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of the Borrower and its subsidiaries, taken as a whole;
(vii) rights of any tenant, occupant or licensee under any lease, occupancy agreement or license with the Borrower or its subsidiaries to the extent such lease, occupancy agreement or license is otherwise permitted pursuant to the terms of this Agreement;
(viii) liens restricting or prohibiting access to or from lands abutting controlled access highways or covenants affecting the use to which lands may be put that do not render title unmarketable and do not secure obligations for the payment of borrowed money and that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of the Borrower and its subsidiaries, taken as a whole; and
(ix) any groundwater or land use limitations or other institutional controls utilized in connection with any investigation, remediation, remedial action or cleanup, in each case, required under any Hazardous Materials Laws or any other environmental law.

Exhibit 10.1

Person	Any natural person, corporation, unincorporated organization, trust, joint-stock company, joint venture, association, company, limited or general partnership, limited liability company, any government or any agency or political subdivision of any government, or any other entity or organization
Related Documents	All promissory notes, instruments, agreements and documents (other than the Credit Agreement and any Guaranty) which the Borrowers have signed or delivered (or will sign or deliver) in connection with the Credit Agreement.
Rents	All rents, issues and profits of the Properties.
Revolving Credit Facility	That certain senior credit facility evidenced in part by the Twelfth Amended and Restated Revolving Credit Agreement, effective as of March 9, 2022, among Group 1, certain subsidiaries of Group 1 (including Borrower), certain lenders, US Bank National Association, as administrative agent, Comerica Bank, as floor plan agent, JPMorgan Chase Bank, N.A., Bank of America, N.A., Wells Fargo Bank, N.A., and PNC Bank, National Association, as syndication agents, Truist Bank, as documentation agent, and U.S. Bank National Association, JPMorgan Chase Bank, N.A., Bank of America, N.A., Wells Fargo Securities, LLC, and PNC Capital Markets LLC as co-lead arrangers and joint bookrunners, as amended, restated, modified, renewed or extended from time to time.
Sanctions	Any and all economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and restrictions and anti-terrorism laws imposed, administered or enforced by: (a) the United States of America, including those administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (OFAC), the U.S. Department of State, the U.S. Department of Commerce, or through any existing or future statute or Executive Order, (b) the United Nations Security Council, (c) the European Union, (d) the United Kingdom, or (e) any other governmental authority with jurisdiction over Borrower or any member of the Borrowing Group.
Sanctioned Target	Any target of Sanctions, including: (a) Persons on any list of targets identified or designated pursuant to any Sanctions, (b) Persons, countries, or territories that are the target of any territorial or country-based Sanctions program, (c) Persons that are a target of or subject to Sanctions due to their ownership or control by any Sanctioned Target(s), or (d) otherwise a target or subject of Sanctions, including vessels and aircraft that are blocked under any Sanctions program.
Swap Agreement	Any existing or future swap agreement by and between Borrower and Bank or any of its affiliates.

Exhibit 10.1
Exhibit 1.2.2
TERM NOTE WITH DRAW PERIOD

(see attached)

Exhibit 10.1

EXHIBIT 1.2.3

NON-DEFAULT CERTIFICATE

In accordance with the terms of the Loan Documents dated February 12, 2024 by and among Wells Fargo Bank, National Association and GROUP 1 REALTY, INC.; AMR REAL ESTATE HOLDINGS, LLC; GROUP 1 REALTY NE, LLC; G1R CLEAR LAKE, LLC; and LHM ATO, LLC, I hereby certify that:

1.    I am a principal financial officer of Group 1 Automotive, Inc. (“Group 1”);

2.    The enclosed financial statements are prepared in accordance with generally accepted accounting principles;

3.    No Event of Default (as defined in the Loan Documents) has occurred and is currently in existence.

4.    Group 1 is in compliance with the Financial Covenant(s) set forth in the Revolving Credit Facility, as demonstrated by the calculations contained in the Officer’s Certificate delivered contemporaneously herewith pursuant to the Revolving Credit Facility.

GROUP 1 AUTOMOTIVE, INC.,
a Delaware corporation

By:_______________________________
Name:
Title:

Exhibit 10.1

EXHIBIT 1.2.4

PROPERTIES

Property	Release Price (lesser of cost or appraised value)	Loan Allocation Amount
16600, 16620, and 16700 Governor Bridge Road, Bowie, Prince George’s County, Maryland 20716	$14,600,000.00	$11,680,000.00
6100 Annapolis Road, Greater Landover, Prince George’s County, Maryland 20784	$5,325,000.00	$4,260,000.00
9701, 9722 & 9724 Reisterstown Road, Owings Mills, Baltimore County, Maryland 21117	$11,320,000.00	$9,056,000.00
6500 Capitol Drive, Greenbelt, Prince George’s County, Maryland 20770	$23,500,000.00	$18,800,000.00
10301 Southard Drive, Beltsville, Prince George’s County, Maryland 20705	$3,650,000.00	$2,920,000.00
9533, 9521, and 9523 Baltimore Avenue, College Park, Prince George’s County, Maryland 20740	$2,800,000.00	$1,680,000.00

Exhibit 10.1

EXHIBIT 1.4

GUARANTORS

GROUP 1 AUTOMOTIVE, INC.
GPI MD-T, LLC
GPI MD-K, LLC
GPI MD-HII, LLC
GPI MD-H GREENBELT, LLC
GPI MD-HY, LLC

EXHIBIT 1.5.2

AFFILIATED PROPERTY GROUP

None.